Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

KCPC Holdings, Inc. and Subsidiaries

Years Ended September 30, 2012, 2011, and 2010

With Reports of Independent Auditors

KCPC Holdings, Inc. and Subsidiaries

Consolidated Financial Statements

Years Ended September 30, 2012, 2011, and 2010

Report of Independent Auditors

The Board of Directors and Shareholders

KCPC Holdings, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of KCPC Holdings, Inc. and subsidiaries (Company) as of September 30, 2012, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of the Company for the years ended September 30, 2011 and 2010, were audited by other auditors whose report dated March 29, 2012, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of KCPC Holdings, Inc. and subsidiaries at September 30, 2012, and the consolidated results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Chicago, Illinois

April 1, 2013

Report of Independent Auditors

To the Board of Directors and Shareholders

of KCPC Holdings, Inc. and Subsidiaries:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of shareholders’ equity and comprehensive loss and of cash flows present fairly, in all material respects, the financial position of KCPC Holdings, Inc. and its subsidiaries at September 30, 2011 and the results of their operations and their cash flows for each of the two years in the period ended September 30, 2011 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP

March 30, 2012, except as to Note 3 Revisions and Note 9 Discontinued Operations, for which the date is March 22, 2013

Nashville, Tennessee

KCPC Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in Thousands, Except for Share and Per Share Data)

	September 30
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$20,861	$25,972
Restricted cash	6,874	21,608
Management accounts receivable, net of allowance for doubtful accounts of $2,025 and $976, respectively	44,432	44,341
Accounts receivable, net of allowance for doubtful accounts of $372 and $715, respectively	8,464	8,829
Current portion of notes receivable	1,522	5,753
Prepaid expenses and other assets	17,647	21,043
Assets held for sale	—	201,540
Refundable income taxes	8,677	5,789
Deferred income taxes	3,486	—
Total current assets	111,963	334,875
Notes receivable, less current portion	2,869	3,659
Property, equipment, and leasehold improvements, net	18,474	20,490
Intangible assets, net	78,485	101,858
Goodwill	195,264	195,264
Investment in and advances to partnerships and joint ventures	1,558	3,141
Deferred income taxes	2,528	17,538
Other assets	9,520	22,739
Total assets	$420,661	$699,564

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Current portion of long-term debt and capital lease obligations	$41,597	$177,251
Trade accounts payable	29,159	26,907
Book overdrafts	20,645	22,823
Accrued payroll and related costs	17,243	19,810
Accrued expenses	66,839	72,056
Management accounts payable	29,298	27,168
Deferred income taxes	—	38,614
Subordinated convertible debentures	1,254	1,254
Total current liabilities	206,035	385,883
Long-term debt and capital lease obligations, less current portion	195,626	225,541
Other liabilities	45,532	63,410
Total liabilities	447,193	674,834

Contingencies (Note 17)

Shareholders’ equity (deficit):
Common stock, $0.01 par value; 300 million shares authorized, 225.1 million shares issued and outstanding at September 30, 2012 and September 30, 2011, respectively	2,251	2,251
Preferred stock, $0.01 par value; 100 million shares authorized, one million shares issued and outstanding at September 30, 2012	10	—
Additional paid-in capital	238,790	227,379
Accumulated deficit	(268,260)	(205,568)
Total shareholders’ (deficit) equity of KCPC Intermediate Holdings, Inc.	(27,209)	24,062
Noncontrolling interest	677	668
Total shareholders’ (deficit) equity	(26,532)	24,730
Total liabilities and shareholders’ equity (deficit)	$420,661	$699,564

See accompanying notes to consolidated financial statements.

KCPC Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

(Amounts in Thousands)

	Year Ended September 30
	2012	2011	2010
Revenues:
Parking	$354,064	$369,537	$357,898
Management contract and other	182,989	181,112	174,379
	537,053	550,649	532,277
Reimbursement of management contracts	245,459	262,594	261,935
Total revenues	782,512	813,243	794,212
Costs and expenses:
Cost of parking	343,327	356,080	358,529
Cost of management contracts	130,990	123,522	120,539
	474,317	479,602	479,068
Reimbursed management contract expenses	245,459	262,594	261,935
Total costs of services	719,776	742,196	741,003

General and administrative	92,948	73,345	68,489
Property-related losses, net	10,346	1,510	506
Long-lived asset impairment	1,713	61,956	3,982
Goodwill and indefinite-lived asset impairment	—	20,588	81,580
Total costs and expenses	824,783	899,595	895,560

Operating loss	(42,271)	(86,352)	(101,348)

Other income (expense):
Interest income	508	761	1,131
Interest expense	(15,347)	(20,059)	(17,058)
Equity in (loss) earnings of partnerships and joint ventures	(821)	1,513	1,257
Total other expense	(15,660)	(17,785)	(14,670)

Loss from continuing operations before income taxes	(57,931)	(104,137)	(116,018)
Income tax (expense) benefit	(2,225)	43,952	15,164
Loss from continuing operations	(60,156)	(60,185)	(100,854)
Income (loss) from discontinued operations, net of tax	358	(6,219)	463
Net loss	(59,798)	(66,404)	(100,391)

Less net income attributable to the noncontrolling interests	(2,894)	(2,366)	(1,881)
Net loss attributable to KCPC Intermediate Holdings, Inc.	$(62,692)	$(68,770)	$(102,272)

See accompanying notes to consolidated financial statements.

KCPC Holdings, Inc. and Subsidiaries

Consolidated Statements of Shareholders’ Equity (Deficit) and Comprehensive Loss

(Amounts in Thousands)

Years Ended September 30, 2012, 2011, and 2010

						Accumulated
						Other
	Number of	Number of			Additional	Comprehensive
	Common	Preferred	Common	Preferred	Paid-In	Accumulated	Accumulated	Noncontrolling
	Shares	Shares	Stock	Stock	Capital	Deficit	Deficit	Interest	Total
Balance at September 30, 2009	225,300	—	$2,253	$—	$228,090	$52	$(30,782)	$427	$200,040
Stock-based compensation expense	—	—	—	—	262	—	—	—	262
Repurchase of rollover options	—	—	—	—	(1,356)	—	—	—	(1,356)
Net income from noncontrolling interests, net of distributions	—	—	—	—	—	—	—	776	776
Noncontrolling interests held for sale	—	—	—	—	—	—	—	(481)	(481)
Comprehensive loss:									—
Net loss	—	—	—	—	—	—	(102,272)	—	(102,272)
Adoption of accounting for uncertain tax positions	—	—	—	—	—	—	(3,744)	—	(3,744)
Foreign currency translation adjustment	—	—	—	—	—	(52)	—	—	(52)
Total comprehensive loss									(106,068)
Balance at September 30, 2010	225,300	—	2,253	—	226,996	—	(136,798)	722	93,173
Stock-based compensation expense	—	—	—	—	531	—	—	—	531
Repurchase and retirement of common stock	(200)	—	(2)	—	(148)	—	—	—	(150)
Net income from noncontrolling interests, net of distributions	—	—	—	—	—	—	—	(54)	(54)
Comprehensive loss:									—
Net loss	—	—	—	—	—	—	(68,770)	—	(68,770)
Total comprehensive loss									(68,770)
Balance at September 30, 2011	225,100	—	2,251	—	227,379	—	(205,568)	668	24,730
Stock-based compensation expense	—	—	—	—	577	—	—	—	577
Issuance of preferred stock	—	1,000	—	10	11,190	—	—	—	11,200
Repurchase of rollover options	—	—	—	—	(356)	—	—	—	(356)
Net income from noncontrolling interests, net of distributions	—	—	—	—	—	—	—	9	9
Comprehensive loss:									—
Net loss	—	—	—	—	—	—	(62,692)	—	(62,692)
Total comprehensive loss									(62,692)
Balance at September 30, 2012	225,100	1,000	$2,251	$10	$238,790	$—	$(268,260)	$677	$(26,532)

See accompanying notes to consolidated financial statements.

KCPC Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Amounts in Thousands)

	Year Ended September 30
	2012	2011	2010
Operating activities
Net loss	$(59,798)	$(66,404)	$(100,391)
(Income) loss from discontinued operations	(358)	6,219	(463)
Loss from continuing operations	(60,156)	(60,185)	(100,854)
Adjustments to reconcile loss from continuing operations to net cash (used in) provided by operating activities — continuing operations:
Depreciation and amortization	28,661	30,466	30,264
Settlement of notes receivable	—	—	1,235
Bad debt expense	735	597	2,031
Equity in loss (earnings) of partnerships and joint ventures	821	(1,513)	(1,257)
Distributions from partnerships and joint ventures	1,326	2,254	1,081
Property-related losses, net	12,059	1,510	506
Long-lived asset impairment	—	61,956	3,982
Goodwill and indefinite-lived asset impairment	—	20,588	81,580
Stock-based compensation	577	531	262
Deferred income taxes	(27,163)	(43,033)	(12,589)
Changes in operating assets and liabilities:
Management accounts receivable	(1,256)	4,764	(2,664)
Accounts receivable	486	970	183
Prepaid expenses and other assets	5,482	(3,945)	969
Accounts payable, accrued expenses, and other liabilities	(12,806)	(2,608)	16,723
Management accounts payable	2,130	1,515	(2,046)
Refundable income taxes	(2,888)	7,934	(12,756)
Income taxes payable	73	2,125	(16,287)
Net cash (used in) provided by operating activities — continuing operations	(51,919)	23,926	(9,637)
Net cash provided by operating activities — discontinued operations	471	1,105	2,989
Net cash (used in) provided by operating activities	(51,448)	25,031	(6,648)

Investing activities
Proceeds from disposal of property and equipment	201,579	(214)	167
Change in restricted cash	14,734	1,462	(1,643)
Purchase of equipment and leasehold improvements	(5,511)	(6,531)	(11,189)
Collections (advances) of notes receivable	5,311	(255)	(473)
Other investing activities	—	17	66
Net cash provided by (used in) investing activities — continuing operations	216,113	(5,521)	(13,072)
Net cash (used in) provided by investing activities — discontinued operations	(67)	655	3
Net cash provided by (used in) investing activities	216,046	(4,866)	(13,069)

KCPC Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (continued)

(Amounts in Thousands)

	Year Ended September 30
	2012	2011	2010
Financing activities
Borrowings under revolving credit agreement	$153,000	$123,000	$152,000
Repayments under revolving credit agreement	(142,000)	(126,000)	(131,000)
Debt issuance costs	(900)	(1,100)	(5,371)
Principal repayments on long-term debt and capital lease obligations	(176,569)	(3,621)	(8,556)
Repurchase of rollover options	(356)	—	(1,356)
Repurchase of common stock	—	(150)	—
Redemption of subordinated debentures	—	(387)	(336)
Payment to noncontrolling interests	(2,884)	(1,881)	(675)
Net cash (used in) provided by financing activities	(169,709)	(10,139)	4,706
Effect of exchange rate changes on cash	—	—	(52)

Net (decrease) increase in cash and cash equivalents	(5,111)	10,026	(15,063)
Cash and cash equivalents at beginning of the period	25,972	15,946	31,009
Cash and cash equivalents at end of the period	$20,861	$25,972	$15,946

Supplemental disclosures of cash flow information
Non-cash transactions
Issuance of preferred stock	$11,200	$—	$—
Capital expenditures funded by capital lease obligation	—	699	1,250
Asset retirement obligation included in property, plant, and equipment	—	905	—
Cash paid during the period for:
Interest	10,434	15,882	15,081
Income taxes, net of refunds	32,080	(6,532)	5,957

See accompanying notes to consolidated financial statements.

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2012, 2011, and 2010

1. Description of the Business

KCPC (the Company) is a United States company incorporated in the State of Tennessee. The Company owns, operates, and manages parking facilities and provides parking consulting services, primarily in the United States.

On May 22, 2007, KCPC Holdings (Holdings), Inc., a new company formed by Kohlberg & Co., L.L.C. (Kohlberg), Lubert-Adler Real Estate Parallel Fund V, L.P. (Lubert-Adler), and Chrysalis Capital Partners, Inc. (Versa), entered into a stock purchase agreement to purchase all of the outstanding shares of capital stock of the Company (the Acquisition). In connection with the Acquisition, and effective May 22, 2007, the Company repaid all of its outstanding 2003 Senior Credit Facility, the $12.7 million note of a limited liability company of which the Company is the sole shareholder, and made certain payments related to the Acquisition. These payments were financed with the equity proceeds of $225 million, proceeds of a $370 million First Lien Credit Facility, a $50 million Second Lien Credit Facility, a $310 million Mortgage Loan and a $105 million Mezzanine Loan. See Note 10 for additional information related to the Acquisition and the financing thereof.

Pursuant to the aforementioned loan agreements dated May 22, 2007, substantially all of the Company’s business is conducted through either CPC PropCo, LLC (PropCo) or the non-PropCo legal entities of the Company (OpCo). Borrowings under the Mortgage Loan Agreement and the Mezzanine Loan Agreement are obligations of the individual subsidiaries of PropCo. Borrowings under the First Lien Credit Facility and the Second Lien Credit Facility are the obligations of OpCo. The loan agreements restrict the payment of distributions between the entities.

As of September 30, 2012, 2011, and 2010, the Company managed 1,449, 1,427, and 1,359 locations, leased 788, 801, and 838 locations, and owned 3, 26, and 32 locations, respectively. The assets, liabilities, and results of operations of these locations are included in these consolidated financial statements.

2. Merger

In February 2012, the Company entered into an Agreement (the Agreement) and Plan of Merger providing for the merger of the Company with Standard Parking Corporation (Standard). Upon consummation of the Agreement, the Company will be a wholly owned subsidiary of Standard. The Agreement calls for the Company’s shareholders to receive up to 6,161,334 shares of the common stock of Standard upon closing and up to $27.0 million in cash on the third anniversary of closing. This consideration is subject to adjustments under the terms of the Agreement. The

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Merger (continued)

Agreement includes indemnifications for certain items as well as provisions for termination rights should the Agreement be terminated. The Merger was approved by the shareholders of both companies and obtained regulatory clearance and closed effective October 2, 2012.

The impact of the merger on the Company and its consolidated financial statements has been disclosed in each of the applicable footnotes below.

3. Summary of Significant Accounting Policies

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements is as follows:

Revenues

Parking revenues include the parking revenues from leased and owned locations. Management contract and other revenues primarily represent revenues (both fixed and performance-based fees) from facilities managed for other parties and miscellaneous fees for accounting, insurance, and other ancillary services such as consulting and transportation management services. Parking revenues from transient parking are recognized as cash is received. Parking revenues from monthly parking customers, fixed fee management contract revenues, and miscellaneous management fees are recognized on a monthly basis as earned. Management contract revenues related to performance-based arrangements are recognized when the performance measures have been met.

The Company recognizes as both revenues and expenses, in equal amounts, costs incurred by the Company that are directly reimbursed from its management clients. The Company has determined it is the principal in these transactions based on the collective weight of the indicators for gross revenue reporting. Such indicators include providing its own employees to staff managed locations, reasonable latitude in many instances in establishing pricing, discretion in supplier selection, and also assumes full credit risk for amounts due from its customers.

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

The Company considers cash and cash equivalents to include cash on hand, in banks, and short-term, highly liquid investments with original maturities of three months or less. The Company anticipates no losses as a result of counterparty risk on these instruments. Book overdraft balances resulting from zero balance type accounts at September 30, 2012 and 2011, totaled $20.6 million and $22.8 million, respectively, and are reflected separately as liabilities on the accompanying consolidated balance sheets. The Company accounts for the change in book overdraft positions as operating cash flows in the accompanying consolidated statements of cash flows.

Restricted Cash

Restricted cash includes funds that are required to be maintained in separate Company-owned bank accounts pursuant to certain parking management contracts and used solely for the operation of such facilities.. These balances were $6.9 million and $5.5 million at September 30, 2012 and 2011, respectively. In addition, pursuant to the Mortgage and Mezzanine loan agreements discussed in Note 10, the Company was required to maintain cash accounts into which all cash inflows associated with parking facilities owned by PropCo were to be deposited. Such funds were transferred to various Company-owned bank accounts which were controlled by the lenders, with the Company having no discretion over the use of the funds. At September 30, 2011, such restricted cash totaled $16.1 million. As the related debt was repaid, there were no such restrictions at September 30, 2012.

Management Accounts Receivable

Management accounts receivable are recorded at the amount earned from third parties for management fees and reimbursements of expenses paid on behalf of clients. The Company reports management accounts receivable net of an allowance for doubtful accounts to represent its estimate of the amount that ultimately will be realized in cash. The Company reviews the adequacy of its allowance for doubtful accounts on an ongoing basis using historical collection trends, analyses of receivable portfolios by region and by source, aging of receivables, as well as review of specific accounts, and makes adjustments to the allowance as necessary. Changes in economic conditions, particularly in the Northeast and Mid-Atlantic United States where a large concentration of the Company’s revenues reside, could have an impact on the collection of existing receivable balances or future allowance considerations.

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Management Accounts Payable

Management accounts payable are recorded at the amount owed to third parties for revenue collections in excess of management fees and expenses paid on behalf of clients.

Accounts Receivable

Accounts receivable are recorded at the amount earned from monthly parking customers, credit card transactions from parking revenue or other entities that contract with the company for parking at our owned and leased locations. The Company reports accounts receivable net of an allowance for doubtful accounts to represent its estimate of the amount that ultimately will be realized in cash. The Company reviews the adequacy of its allowance for doubtful accounts on an ongoing basis using historical collection trends, analyses of receivable portfolios by region and by source, aging of receivables, as well as review of specific accounts, and makes adjustments in the allowance as necessary. Changes in economic conditions, particularly in the Northeast and Mid-Atlantic United States, where a large concentration of the Company’s revenues reside, could have an impact on the collection of existing receivable balances or future allowance considerations.

Prepaid Expenses and Other Assets

As of September 30, 2012, prepaid expenses and other assets consist primarily of prepaid rent of $9.6 million and insurance receivables of $4.5 million. As of September 30, 2011, prepaid expenses and other assets consist primarily of prepaid rent of $9.5 million and insurance receivables of $7.7 million.

Notes Receivable

Notes receivable consists of various notes due from related parties and customers. See Note 6 for a description of related party notes receivable at September 30, 2011.

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Property, Equipment, and Leasehold Improvements

Property, equipment, and leasehold improvements, including computer hardware and software, are recorded at cost. Depreciation is provided principally on a straight-line basis over the estimated useful life of the asset, which is generally one to fifteen years for furniture, fixtures, and equipment, three to six years for computer software, five years for computer hardware, and thirty to forty years for buildings and garages. Leasehold improvements are amortized over the original lease term or the estimated useful life of the asset, whichever is shorter. Internally-developed software is capitalized and depreciated over the estimated useful life of the asset. Additions and improvements to property and equipment that extend their economic life are capitalized. Repair and maintenance costs are charged to operating expense as incurred.

Investment in Partnerships and Joint Ventures

The Company has ownership interests in various other partnerships, joint ventures or similar arrangements which operate parking facilities. The Company’s ownership in such entities ranges from 30% to 50%. Such entities are accounted for using the equity method of accounting. The Company consolidates those entities where it is the primary beneficiary.

Other Assets

Other assets are comprised of the cash surrender value of life insurance policies, security deposits, deferred debt issuance costs, and other miscellaneous assets. Deferred debt issuance costs are amortized over the contractual term of the related debt using the effective interest method. Unamortized debt issuance costs at September 30, 2012 and 2011, were $3.8 million and $7.2 million, respectively. Amortization of such costs during the years ended September 30, 2012, 2011, and 2010, was $2.9 million, $4.3 million, and $2.3 million, respectively. In 2007, the Company provided a purchase option to a shareholder to purchase a PropCo real estate property in exchange for the shareholder providing an additional guarantee to the Company’s lenders on the same real estate property. The Company recorded an asset for the guarantee received equal to the fair value of the purchase option at the time of issuance with a corresponding liability for the purchase option granted. The unamortized portion of this asset and liability were derecognized in December 2011 as described in Note 9.

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Lease Transactions and Related Balances

The Company accounts for operating lease obligations and sublease income on a straight-line basis. Contingent or percentage rent obligations of the Company are recognized when operations indicate such amounts will be paid. Contingent sublease income is recognized when the performance measures have been met. Lease obligations paid in advance are included in prepaid rent. The difference between actual lease payments and straight-line lease expense over the original lease term, excluding optional renewal periods, is deferred and included within other liabilities on the accompanying balance sheet. Assets and liabilities related to favorable and unfavorable lease rate differentials arising from the Acquisition are amortized to rent expense over the remaining terms of the respective leases. Rent expense for all operating leases is reflected in cost of parking or general and administrative expenses.

In the event the Company ceases to use a property the Company leases under an operating lease, it determines whether it has a loss to record related to its operating lease obligations. If the cease-use date criteria have not been met, no loss is recognized by the Company unless it has entered into a sublease on such property and the Company has determined it has a loss on such sublease which would then be accrued.

Impairment of Long-Lived Assets, Goodwill, and Indefinite-Lived Assets

Long-lived assets such as property, equipment, leasehold improvements, and definite-lived intangible assets such as developed technology and favorable management agreements and contracts are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset, including in certain instances amounts estimated to be received upon disposition of the related assets. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Amortization of long-lived assets is provided principally on a straight-line basis over the estimated useful life of the asset.

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Goodwill and indefinite-life intangible assets, which consists of the Company’s tradename, are tested annually for impairment (June 30 testing date), and are tested for impairment more frequently if events and circumstances indicate that the assets might be impaired. If an indication of impairment exists, the Company compares the carrying amount of the reporting unit to its estimated fair value. If the reporting unit’s carrying value exceeds its fair value, the Company allocates the fair value to all of the assets and liabilities of the reporting unit and determines the implied fair value of the goodwill. An impairment loss is recognized to the extent that the carrying amount of goodwill or other indefinite-life intangible assets exceed the implied fair value.

Assets Held for Sale

Long-lived assets are classified as held for sale upon meeting certain criteria. The assets must be available for immediate sale in its present condition subject only to terms that are usual and customary for sales and the sale must be probable, and its transfer expected to qualify for recognition as a completed sale, within one year, with certain exceptions. The Company evaluates assets held for sale at each reporting date to ensure that the established criteria have been met. See Note 9 for a description of assets held for sale at September 30, 2011.

Income Taxes

The Company files a consolidated federal income tax return. The Company uses the asset and liability method to account for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company accounts for uncertain tax positions in accordance with guidance issued by the Financial Accounting Standards Board (FASB). This guidance applies broadly to all tax positions taken by a company, including decisions to not report income in a tax return or to classify a transaction as tax exempt. The approach is a two-step benefit recognition model. The amount of benefit to recognize is measured as the largest amount of tax benefit that is greater than 50% likely of being ultimately realized upon settlement. The tax position is derecognized when it is no longer more likely than not of being sustained.

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

We record a valuation allowance against certain of our deferred income tax assets if it is more likely than not that those assets will not be realized. In evaluating our ability to realize our deferred income tax assets we consider all available positive and negative evidence, including our operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction by jurisdiction basis. In the event we were to determine that we would be able to realize these deferred income tax assets in the future, we would make an adjustment to the valuation allowance, which would reduce the provision for income taxes.

Pre-opening Expense

The direct and incremental costs of hiring and training personnel associated with the opening of new parking facilities, and the associated internal development costs, are expensed as incurred. Such costs are included in cost of parking on the accompanying consolidated statements of operations.

Fair Value

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, a three level hierarchy for inputs is used. These levels are:

•      Level 1 — Quoted prices (unadjusted) for an identical asset or liability in an active market

•                  Level 2 — Quoted prices for a similar asset or liability in an active market or model-derived valuations in which all significant inputs are observable for substantially the full term of the asset or liability

•                  Level 3 — Unobservable and significant to the fair value measurement of the asset or liability

The Company discloses the fair values of financial instruments for which it is practical to estimate the value. Fair value disclosures exclude certain financial instruments such as trade receivables and payables when carrying values approximate the fair value. The fair values of the financial instruments are estimates based upon current market conditions and quoted market prices for the same or similar instruments as of September 30. The Company has variable rate long-term debt (a

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

revolving line of credit and term loans) with varying base rates plus a credit spread. The fair value of this long-term debt, determined by using a discounted cash flow approach, a Level 3 fair value measure, was $226.3 million as of September 30, 2012. The Company’s nonrecurring fair value measurements are included in the table below:

		Prices in
		Active	Significant
	Year	Markets for	Other	Significant
	Ended	Identical	Observable	Unobservable
	September 30	Assets	Inputs	Inputs	Total
	2012	(Level 1)	(Level 2)	(Level 3)	Losses
Goodwill	$195,264	$—	$—	$195,264	$—
Definite-lived intangibles	60,485	—	—	60,485	—
Long-lived assets held for sale	—	—	—	—	(1,713)
Long-lived assets held and used	—	—	—	—	—

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Long-lived assets held for sale were written down to their fair value resulting in a loss of $1.7 million, which was included in earnings for the period. All long-lived assets held for sale were disposed of during the year ended September 30, 2012.

		Prices in
		Active	Significant
	Year	Markets for	Other	Significant
	Ended	Identical	Observable	Unobservable
	September 30	Assets	Inputs	Inputs	Total
	2011	(Level 1)	(Level 2)	(Level 3)	Losses
Goodwill	$195,264	$—	$—	$195,264	$(19,588)
Definite-lived intangibles	83,858	—	—	83,858	(2,173)
Long-lived assets held for sale	201,540	—	201,540	—	(66,527)
Long-lived assets held and used	5,868	—	5,868	—	(426)

Goodwill with a carrying amount of $214.9 million was written down to its implied fair value of $195.3 million, resulting in an impairment charge of $19.6 million, which was included in earnings for the period. Definite-lived intangibles with a carrying amount of $86.1 million was written down to its implied fair value of $83.9 million, resulting in an impairment charge of $2.2 million, which was included in earnings for the period. Long-lived assets held for sale with a carrying amount of $268.0 million were written down to their fair value of $209.9 million, less cost to sell of $8.4 million (or $201.5 million), resulting in a loss of $66.5 million, which was included in earnings for the period. Long-lived assets held and used with a carrying amount of $6.3 million were written down to their fair value of $5.9 million, resulting in an impairment charge of $0.4 million, which was included in earnings for the period.

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Stock Option Plans

Generally accepted accounting principles require entities to recognize compensation costs for share-based payments using the fair value method. Stock-based compensation expense recognized during the period is based on the value of the portion of stock-based payment awards that is ultimately expected to vest. As stock-based compensation expense recognized in the accompanying statements of operations is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. Forfeitures are required to be estimated at the date of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Compensation cost for awards is recognized on a straight-line basis. The stock option plans were terminated upon the effective date of the merger described in Note 2. See Note 14 for further information.

Business Concentrations

Approximately 52%, 52%, and 51% of the Company’s total revenues from continuing operations for the years ended September 30, 2012, 2011, and 2010, respectively, excluding reimbursement of management contract expenses, were attributable to parking and management contract operations geographically located in the Northeastern area of the United States. Revenues from operations in New York City and surrounding areas accounted for approximately 29%, 29%, and 31% of total revenues from continuing operations for the years ended September 30, 2012, 2011, and 2010, respectively, excluding reimbursement of management expenses.

Risk Management

The Company utilizes a combination of indemnity and self-insurance coverages, up to certain maximum losses for liability, health, and workers’ compensation claims. The accompanying consolidated balance sheets reflect the estimated losses related to such risks. The primary general liability coverage is $2 million per occurrence, $2 million in the aggregate per location, and $15 million policy in the aggregate. The Company’s various liability insurance policies have deductibles or self-insured retentions of up to $250 thousand per occurrence, which must be met before the insurance companies are required to reimburse the Company for costs related to covered claims. The Company’s workers’ compensation program has a deductible of $250 thousand, except for workers’ compensation monopolistic states of Ohio, North Dakota, Washington, and Wyoming, where there is no deductible. In addition, the Company has a deductible of $1 million and a self-insured retention of $50 thousand for costs related to

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

garagekeepers legal liability claims. The Company also provides health insurance for many of its employees and purchases a stop-loss policy with a deductible of $175 thousand annually per participant. As a result, the Company is, in effect, self-insured for all claims up to the retention levels. The recognition of liabilities is based upon management’s determination of an unfavorable outcome of a claim being deemed as probable and reasonably estimable. This determination requires the use of judgment in both the estimation of probability and the amount to be recognized as a liability. The Company engages an actuary to assist in determining the estimated liabilities for general liability claims, automobile liability claims, employee medical costs, and workers’ compensation claims. Management utilizes historical experience with similar claims along with input from legal counsel in determining the likelihood and extent of an unfavorable outcome for certain general litigation. Future events may indicate differences from these judgments and estimates and result in increased expense recognition in future periods. The undiscounted liabilities related to these self-insured obligations at September 30, 2012 and 2011, were $33.4 million and $40.3 million, respectively, and are included in accrued expenses.

Advertising Costs

Advertising costs are expensed as incurred and included in cost of parking and general and administrative expenses. Advertising costs were $2.9 million, $4.1 million, and $3.4 million for the years ended September 30, 2012, 2011, and 2010, respectively.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, and variable interest entities in which the Company is the primary beneficiary. Noncontrolling interest recorded in the accompanying consolidated statements of operations is the interest in consolidated variable interest entities not controlled by the Company. The Company has interest in 7 joint ventures, 16 general partnerships, and 7 limited liability companies. Of the 30 variable interest entities, 25 are consolidated into our consolidated financial statements and 5 are single-purpose entities where the Company is not the primary beneficiary and therefore the Company does not control these entities as power is shared. Investments in variable interest entities where the Company is not the primary beneficiary are accounted for under the equity method. All significant intercompany profits, transactions and balances have been eliminated in consolidation.

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Revisions

The Company has revised its presentation of deferred income tax assets and liabilities on the accompanying balance sheet as of September 30, 2011. These revisions were made to correctly reflect the impact of assets held for sale at September 30, 2011 and the subsequent fiscal 2012 sales of these properties on the current and noncurrent presentation of the affected tax accounts; specifically, those related to the underlying assets of the Company’s partnerships that were involved in these sales. The following table presents the originally reported and revised tax accounts:

	As Originally
	Reported	As Revised
Deferred income tax asset, current	$19,113	$—
Deferred income tax asset, noncurrent	—	17,538
Deferred income tax liability, current	—	38,614
Deferred income tax liability, noncurrent	40,189	—

Additionally, the Company has corrected the classification of revenues from management contracts and other revenues to parking revenues of $1.9 million and $1.8 million for the years ended September 30, 2011 and 2010, respectively.

The Company has evaluated the effects of these errors and concluded that none of them are material to any of its previously issued financial statements. However, the Company has elected to revise its fiscal 2011 and 2010 amounts in this report to correct these items.

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Reclassifications

The Company disposed of certain properties during the year ended September 30, 2012. The operating results of those locations that have met the criteria of discontinued operations have been classified as such on the consolidated statements of income for all periods presented. There is no effect on net income for all periods presented related to the reclassifications made for the discontinued operations. Certain prior year amounts within this report have been reclassified to conform to the presentation adopted in the current year.

Use of Estimates

The preparation of these consolidated financial statements requires management to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reported period. Significant items subject to such estimates and assumptions include the determination of the estimated useful life of intangible assets and property and equipment, the valuation of property and equipment, valuation of accounts and notes receivable, recoverability of goodwill and intangible assets, accrued expenses, deferred income taxes, share-based compensation, litigation, and self-insurance liabilities. Actual results could differ from those estimates.

Working Capital and Shareholders’ Equity Deficit

The Company had significant working capital and shareholders’ equity deficiencies at September 30, 2012. The Company’s management has considered any doubts as to its ability to continue as a going concern and concluded that the merger described in Note 2 cured any such doubts.

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

4. Recent Accounting Pronouncements

A summary of the recent accounting pronouncements and their effects on the Company are as follows:

In December 2010, the FASB issued a new accounting standard to modify Step 1 of the goodwill impairment test; requiring companies with reporting units with zero or negative carrying amounts to perform Step 2 of the goodwill impairment analysis if it is more likely than not that a goodwill impairment exists. This guidance is effective for fiscal years beginning after December 15, 2010. Early adoption is not permitted. The adoption did not have a significant impact on the Company’s consolidated financial statements.

In May 2011, the FASB issued a new accounting standard related to amendments to achieve common fair value measurement and disclosure requirements. This guidance is effective for fiscal years beginning after December 15, 2011. The Company is currently evaluating how it will adopt this new guidance and the impact, if any, the adoption will have on the Company’s consolidated financial statements.

In June 2011, the FASB issued a new accounting standard on the presentation of comprehensive income. Under this guidance, entities have the option to present the components of net income and other comprehensive income in either a single continuous statement of comprehensive income or in two separate but consecutive statements. This guidance is effective for fiscal years beginning after December 15, 2011. The Company is currently evaluating how it will adopt this new guidance and the impact, if any; the adoption will have on future results of operations and financial condition. In December 2011, the FASB issued a related amendment which defers indefinitely the requirement to present components of reclassifications of other comprehensive income on the face of the income statement.

In September 2011, the FASB issued a new accounting standard related to testing goodwill for impairment. The amendments provide entities with the option of performing a qualitative assessment before performing the first step of the two-step impairment test. If entities determine, on the basis of qualitative factors, it is not more likely that the fair value of the reporting unit is less than the carrying amount, then performing the two-step impairment test would be unnecessary. However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit. If the carrying amount of a reporting unit exceeds its fair value, then the entity is required to perform the second step of the goodwill impairment test to measure the amount of the impairment loss, if any. The amendment

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

4. Recent Accounting Pronouncements (continued)

also provides entities with the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to the first step of the two-step impairment test. This guidance is effective for interim and annual reporting periods beginning after December 15, 2011, but early adoption is permitted. The Company is currently evaluating how it will adopt this new guidance and the impact, if any, the adoption will have on the Company’s consolidated financial statements.

In July 2012, the FASB issued a new accounting standard. Under this guidance, entities are allowed to use a qualitative approach to test indefinite-lived intangible assets for impairment. The guidance permits an entity to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the currently prescribed quantitative impairment test by comparing the fair value of the indefinite-lived intangible asset with its carrying value. Otherwise, the quantitative impairment test is not required. The guidance is effective for impairment tests for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The Company is currently evaluating how it will adopt this new guidance and the impact, if any; the adoption will have on the Company’s consolidated financial statements.

5. Goodwill

A summary of the changes in the carrying amount of goodwill is as follows (in thousands):

	Year Ended September 30
	2012	2011

Balance, beginning of year	$195,264	$214,852
Impairment of goodwill	—	(19,588)
Balance, end of year	$195,264	$195,264

The Company performed its annual goodwill impairment test as of June 30, 2012, and the analysis indicated no impairment of goodwill at any of the reporting units. Given the sale price of the Company from the merger with Standard Parking described in Note 2, the third party analysis was performed to allocate sales price to the Company’s reporting units. The Company performed its annual goodwill impairment analysis as of June 30, 2011, noting an indication that

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

5. Goodwill (continued)

impairment existed as the net book value of certain reporting units exceeded their fair value. If the estimated fair value is less than the carrying value, a second step is performed to compute the amount of the impairment, if any, by determining an implied fair value of goodwill. As a result, the Company recorded an impairment charge of $19.6 million for the year ended September 30, 2011. The Company recorded an impairment charge of $77.8 million for the year ended September 30, 2010, of which $76.6 million is included in goodwill and indefinite-lived asset impairment on the accompanying consolidated statements of operations and $1.2 million is included in discontinued operations. Accumulated impairment was $97.4 million, $97.4 million, and $77.8 million at September 30, 2012, 2011, and 2010, respectively.

For the purposes of this analysis, the Company’s estimates of fair value were based on a combination of the income approach, which estimates the fair value of the reporting units based on the future discounted cash flows, and the market approach, which estimates the fair value of the Company’s eight reporting units based on comparable market prices. For purposes of the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. The Company uses internal forecasts to estimate future cash flows and include an estimate of long-term future growth rates based on the most recent views of the long-term outlook for each reporting unit.

6. Notes Receivable

At September 30, 2012 and 2011, the Company had notes receivable totaling $2.0 million and $2.3 million, respectively, secured by an assignment of rents from the properties being leased. The notes are payable monthly, bear interest at a fixed rate of 7.0%, and mature September 2017. The Company also has equipment notes totaling $1.4 million and $1.6 million at September 30, 2012 and 2011, respectively, which bear interest at rates up to 10.0% and are due between 2012 and 2017. The remainder of the notes receivable consist of notes totaling $1.1 million and $1.5 million at September 30, 2012 and 2011, respectively, which bear interest at rates up to 6.0% and are due between 2013 and 2021.

The Company also has a combined note, originally from two additional notes receivable with related parties, of $4.4 million at September 30, 2011, which is secured by property that is adjacent to certain properties that the Company operates. This note bears interest at a fixed rate of 7.0% and matures in 2017. These notes were repaid in December 2011.

Notes receivable are presented net of an allowance for doubtful accounts of $0.1 million and $0.4 million at September 30, 2012 and 2011, respectively, in the accompanying consolidated balance sheets.

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

7. Property, Equipment, and Leasehold Improvements

A summary of property, equipment, and leasehold improvements and related accumulated depreciation and amortization is as follows (in thousands):

	September 30
	2012	2011

Leasehold improvements	$17,490	$15,380
Buildings and garages	65	75
Operating equipment	30,059	28,079
Furniture and fixtures	567	574
Equipment operated under capital leases	—	699
	48,181	44,807
Less accumulated depreciation and amortization	(31,380)	(26,420)
	16,801	18,387
Land	1,673	2,103
Property, equipment, and leasehold improvements, net	$18,474	$20,490

Depreciation expense related to property, equipment and leasehold improvements included in continuing operations was $6.2 million, $7.4 million, and $8.5 million for the years ended September 30, 2012, 2011, and 2010, respectively. Amortization expense related to the capital lease was $93 thousand, $58 thousand, and zero for the years ended September 30, 2012, 2011, and 2010, respectively. Depreciation expense incurred prior to classifying properties as held for sale in discontinued operations and included in discontinued operations for such years was $6 thousand, $100 thousand, and $207 thousand, respectively.

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

8. Intangible Assets

As of September 30, 2012, the Company had the following intangible assets (in thousands):

		Weighted
	Gross	Average		Net
	Carrying	Amortization	Accumulated	Carrying
	Amount	Period	Amortization	Amount
Management contracts — favorable	$130,354	8.0 years	$86,951	$43,403
Leasehold rights — favorable	33,738	7.5 years	19,207	14,531
Developed technology	22,164	6.0 years	19,613	2,551
Trade names	18,000	Indefinite life	—	18,000
Total intangible assets	$204,256		$125,771	$78,485

As of September 30, 2011, the Company had the following intangible assets (in thousands):

		Weighted
	Gross	Average		Net
	Carrying	Amortization	Accumulated	Carrying
	Amount	Period	Amortization	Amount
Management contracts — favorable	$130,554	8.0 years	$70,775	$59,779
Leasehold rights — favorable	34,166	7.5 years	16,332	17,834
Developed technology	22,164	6.0 years	15,919	6,245
Trade names	18,000	Indefinite life	—	18,000
Total intangible assets	$204,884		$103,026	$101,858

The Company reviewed the definite-lived intangibles above for impairment due to indicators that the carrying amount of the assets may not be recoverable. If the estimated fair value is less than the carrying value, the Company adjusts the assets to their fair value. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the assets exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying value exceeds the fair value of the asset. In addition, the Company performed its annual indefinite-lived impairment testing for its trade name and noted no impairment for the year ended September 30, 2012. The Company recognized $2.2 million and

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

8. Intangible Assets (continued)

$1.7 million of impairment related to the definite-lived intangibles for the years ended September 30, 2011 and 2010, respectively, which is included in long-lived asset impairment on the accompanying consolidated statements of operations. The Company performed its annual indefinite-lived impairment testing and recognized $1.0 million and $5.0 million of impairment related to the indefinite-lived intangibles for the years ended September 30, 2011 and 2010, respectively, which is included in goodwill and indefinite-lived asset impairment on the accompanying consolidated statements of operations. The trade name’s fair value was determined using the relief-from-royalty method, using internal forecasts and estimated long-term growth rates based on the most recent views of the long-term outlook for the Company’s revenues.

Amortization expense recognized in the years ended September 30, 2012, 2011, and 2010 related to the above intangible assets totaled $23.4 million, $23.9 million, and $25.8 million, respectively. All definite-life intangible assets are amortized based on the pattern in which the asset is consumed.

Unfavorable management and leasehold rights arising from the Acquisition are reflected in other liabilities on the accompanying consolidated balance sheets. The unamortized balance at September 30, 2012 and 2011, totaled $15.2 million and $19.2 million, respectively. Amortization of the unfavorable management and leasehold liabilities for the years ended September 30, 2012, 2011, and 2010, were $4.0 million, $5.3 million, and $6.6 million, respectively.

The expected future amortization of intangible assets and unfavorable leasehold liabilities by fiscal year is as follows (in thousands):

	Intangible	Leasehold
	Assets	Liabilities

2013	$21,569	$3,325
2014	18,892	2,267
2015	13,204	1,907
2016	1,859	1,815
2017	1,291	1,529
Thereafter	3,670	4,383
Total future amortization	$60,485	$15,226

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

9. Assets Held for Sale, Property-Related Gains, Net, and Discontinued Operations

Assets Held for Sale

Long-lived assets meeting the criteria to be classified as held for sale are presented separately in the asset section of the consolidated balance sheet. At September 30, 2011, the Company had classified certain land and buildings with a book value of $201.5 million as assets held for sale in the accompanying consolidated balance sheet. In connection with this reclassification, the Company recorded $59.4 million of impairment charges to reflect the assets at their fair value less costs to sell. All assets that were classified as held for sale at September 30, 2011, were sold during the year ended September 30, 2012.

Property-Related Gains (Losses), Net

The Company periodically disposes of or recognizes impairment related to owned properties, leasehold improvements, contract rights, lease rights, and other long-term deferred expenses due to various factors, including economic considerations, unsolicited offers from third parties, loss of contracts, and condemnation proceedings initiated by local government authorities. Leased and managed properties are also periodically evaluated and determinations may be made to sell or exit a lease obligation.

During the year ended September 30, 2012, the Company disposed of all of its owned PropCo properties for net proceeds of $199.7 million. These properties had been included in assets held for sale at September 30, 2011. In connection with the sales, the Company entered into management agreements with five of these properties and signed lease agreements for the parking-related portions of 13 of these properties.

In connection with one of the property transactions, the Company authorized 100 million shares of Preferred Stock and issued one million shares to a shareholder for a fair value of $11.2 million. This fair value was determined using the discounted cash flow method based on the present value of the expected future cash flows associated with the preferred stock using a discount rate consistent with market information for similar offerings. These shares are non-voting, non-priority shares that can receive up to $11.2 million of consideration in the event of a future change-of-control transaction, liquidation, or dividend and were issued in consideration for the retirement of the shareholder’s purchase option as part of the transaction. As such, the Company recorded this $11.2 million as a charge related to the transaction and included in property-related losses during the fiscal year ended September 30, 2012. Additionally, the Company removed the unamortized portion of the purchase option of $9.0 million from its consolidated balance sheet during the same period, as well as a related guarantee in the same amount that was retired upon repayment of the debt.

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

9. Assets Held for Sale, Property-Related Gains, Net, and Discontinued Operations (continued)

Including the item above, the net property-related losses for the year ended September 30, 2012, consisted of $12.4 million of losses, offset by $2.1 million of gains. The net property-related losses for the year ended September 30, 2011, consisted of $1.6 million of losses, offset by $0.1 million of gains. The net property-related losses for the year ended September 30, 2010, consisted of $0.9 million of losses, offset by $0.4 million of gains. Impairment related to leasehold improvements for the years ended September 30, 2012, 2011, and 2010, were $0, $0.4 million, and $2.3 million, respectively, and are included in long-lived asset impairment on the accompanying consolidated statements of operations.

The results of operations (including the gain or loss on sale and any recognized asset impairment) of long-lived assets which qualify as a component of an entity that either have been disposed of or are classified as held for sale are reported in discontinued operations if (i) the operations and cash flows of the component have been, or will be, eliminated from operations of the Company as a result of the disposal transaction and (ii) the Company will not have any significant continuing involvement in the operations of the component after the disposal transaction. The net property-related gains (losses) noted above have been classified in continuing operations as the individual disposal transactions did not meet the criteria for classification as discontinued operations, primarily due to the expected retention of certain cash flows from assets disposed. In general, the Company classifies properties as held for sale (and the related revenues and expenses as discontinued operations) when the Company enters into a contract for the sale of the property and the ongoing cashflows have been eliminated and there is no ongoing continuing involvement. Expected continuing cash flows result from arrangements whereby the Company continues to operate the parking facilities under an operating lease or a management contract, or expects to do so in the future under the Company’s right of first refusal agreements with the purchaser of the properties. It is not practicable to quantify the specific amount of such continuing cash flows or the period of time over which they will be generated. At the date the specific timing and amount of such retained cash flows becomes known, the net property gain (loss) recognized in continuing operations, along with the results of operations related to such assets, may need to be reclassified to discontinued operations.

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

9. Assets Held for Sale, Property-Related Gains, Net, and Discontinued Operations (continued)

Discontinued Operations

The Company has either disposed of, or designated as held-for-sale, certain locations which meet the aforementioned criteria for classification as discontinued operations. As the Company’s Mortgage Loan and Mezzanine Loan agreements (see Note 10) required borrowings to be repaid upon the sale of properties securing such indebtedness, the Company allocated interest expense related to such assets to discontinued operations in the accompanying consolidated statements of operations, and allocated the payment of such interest and of principal to discontinued operations in the accompanying consolidated statements of cash flows.

The components of discontinued operations reflected on the accompanying consolidated statements of operations are as follows (in thousands):

	Year Ended September 30
	2012	2011	2010
Discontinued operations:
Total revenues	$7,315	$19,959	$23,166
Total expenses excluding property-related losses, net and income taxes	(6,615)	(17,263)	(20,515)
Property-related losses, net	(88)	(7,006)	(1,818)
Income tax expense	(254)	(1,909)	(370)
Earnings (loss) from discontinued operations net of tax	$358	$(6,219)	$463

The net property-related losses for the year ended September 30, 2012, were not material. The net property-related losses consisted of $0.9 million of gains, offset by $7.9 million of losses for the year ended September 30, 2011. The net property-related losses consisted of $0.1 million of gains, offset by $1.9 million of losses for the year ended September 30, 2010.

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

10. Long-Term Debt and Capital Lease Obligations

Long-term debt and capital lease obligations consisted of the following (in thousands):

	September 30
	2012	2011
Senior credit facilities:
First lien credit facility term note payable	$147,143	$149,115
Second lien credit facility term note payable	50,000	50,000
Revolving credit facility	40,000	29,000
Mortgage loan agreement	—	127,695
Mezzanine loan agreement	—	46,188
Other notes payable	80	128
Capital lease obligations	—	666
Total long-term obligations	237,223	402,792
Less current portion	(41,597)	(177,251)
Total long-term obligations, less current portion	$195,626	$225,541

On May 22, 2007, the Company entered into the First Lien Credit Facility initially providing for an aggregate availability of up to $370 million consisting of a six-year $80 million revolving loan, $55 million for funded letters of credit, and a $235 million seven-year term loan. The facility is secured by a first priority lien on substantially all of the Company’s assets, including a pledge of all of the equity interests of each of its domestic subsidiaries (other than unrestricted subsidiaries). The First Lien Credit Facility bears interest at a base rate or LIBOR Rate plus a tier-based margin dependent upon certain financial ratios. The weighted average margin as of September 30, 2012, was 2.10% (base rate plus 1.25% or LIBOR Rate plus 2.25%). The amount outstanding under the Company’s First Lien Credit Facility at September 30, 2012 and 2011, was $187.1 million and $178.1 million, respectively, of which $40.0 million and $29.0 million was related to the revolving loan facility, and $147.1 million and $149.1 million related to the term loan, with an overall weighted average interest rate of 3.0% and 2.73%, respectively. The aggregate availability under the revolving loan component of the First Lien Credit Facility was $0.0 million and $21.0 million at September 30, 2012 and 2011, respectively. The revolving loan is due May 22, 2013. The term loan is required to be repaid in quarterly payments of $389,334 on the last day of March, June, September, and December, commencing June 30, 2010, through and including March 31, 2014, with the balance due May 22, 2014. Amounts repaid cannot be reborrowed. Letters of credit outstanding at September 30, 2012 and 2011, totaled $51.1 million and $51.9 million, respectively. On December 21, 2009 and August 13, 2010, the First Lien

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

10. Long-Term Debt and Capital Lease Obligations (continued)

Credit Facility was amended, to change certain financial leverage ratios the Company is required to meet. The amendments also reduced the maximum revolver commitment from $80.0 million to $60.0 million and $60.0 million to $55.0 million, respectively. As of September 30, 2011, the August 13, 2010, amendment reduced the maximum revolver commitment to $50.0 million. The commitment will be further reduced at March 31, 2012, to $45.0 million and at September 30, 2012, to $40.0 million. The first lien credit facility was repaid subsequent to year end in connection with the merger described in Note 2.

On May 22, 2007, the Company also entered into the Second Lien Credit Facility providing for a $50 million, seven and one-half-year term loan. The facility is secured by a second priority lien on substantially all of its assets, including a pledge of all of the equity interests of each of its domestic subsidiaries (other than unrestricted subsidiaries) and 65% of all the equity interests of each of its first-tier foreign subsidiaries. The Second Lien Credit Facility bears interest at a base rate or LIBOR Rate plus a tier-based margin dependent upon certain financial ratios. The weighted average margin at both September 30, 2012 and 2011, was 4.5%. The amount outstanding under the Company’s Second Lien Credit Facility was $50 million at September 30, 2012 and 2011, with an overall weighted average interest rate of 5.0% and 4.8%, respectively. The term loan does not require scheduled principal repayments, but is required to be repaid in full on or before November 22, 2014. The second lien credit facility was repaid subsequent to year end in connection with the merger described in Note 2.

Both the First and Second Lien Credit Facilities require mandatory prepayments in various situations, including in the event of asset sales, the receipt of insurance or condemnation proceeds, and the issuance of new indebtedness. The Second Lien Credit Facility also provides for mandatory prepayments based on annual excess cash flow triggers. The Company made a payment of $1.6 million in fiscal year 2012 related to excess cash flow. Both facilities contain provisions which, among other things, limit the Company’s ability to (i) incur additional indebtedness, (ii) make acquisitions and capital expenditures, (iii) sell assets, (iv) create liens or other encumbrances, (v) make certain payments and dividends, and (vi) merge or consolidate. In addition, both facilities contain borrower representations and warranties provisions, including material adverse change clauses. Finally, the Company is required to maintain certain specified financial ratios and tests under the facilities.

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

10. Long-Term Debt and Capital Lease Obligations (continued)

On May 22, 2007, the Company entered into a Mortgage Loan Agreement in the amount of $310 million. The Mortgage Loan is secured by the pledge of certain owned real properties and improvements thereon contributed by special-purpose entities formed by the Company (the Real Estate SPE’s), which are fully consolidated in the accompanying consolidated financial statements. The Mortgage Loan bears interest at LIBOR plus 2.30% payable monthly in advance. The initial term of the loan was twenty-four months ended June 1, 2009, with the Company having the option to extend for up to three 12-month periods under certain conditions, including maintaining certain financial statement ratios in connection with the second and third extensions. The Company exercised the first extension in May 2009 to extend the maturity date to June 1, 2010. The Company did not meet the requirements for the second extension on June 1, 2010, and entered into a forbearance agreement with the lenders in June 2010 until an extension could be agreed upon. In July 2010, the Company amended the debt agreement and extended the maturity date to June 1, 2012.

On May 22, 2007, the Company entered into a Mezzanine Loan Agreement in the amount of $105 million. The Mezzanine Loan is secured by the pledge of 100% of the equity interests in the Real Estate SPE’s and certain other collateral customary for similar real estate financings. The Mezzanine Loan bears interest at LIBOR plus 4.68% payable monthly in advance. The initial term of the loan was twenty-four months ended June 1, 2009, with the Company having the option to extend for up to three 12-month periods under certain conditions, including maintaining certain financial statement ratios in connection with the second and third extensions. The Company exercised the first extension in May 2009 to extend the maturity date to June 1, 2010. The Company did not meet the requirements for the second extension on June 1, 2010 and entered into a forbearance agreement with the lenders in June 2010 until an extension could be agreed upon. In July 2010, the Company amended the debt agreement and extended the maturity date to June 1, 2012.

In accordance with the terms of the July 2010 amendment for the Mortgage and Mezzanine Loan Agreement, the Company paid $7.0 million to reduce the principal of the Mortgage Loan. Total fees paid related to the amendment were $1.8 million, of which $1.7 million are included in other assets on the consolidated balance sheets as of September 30, 2011.

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

10. Long-Term Debt and Capital Lease Obligations (continued)

The outstanding aggregate loan balance for the Mortgage and Mezzanine Loans as of September 30, 2011, was $173.9 million. The Company is required under the Mortgage and Mezzanine Loan Agreements to enter into and maintain interest rate protection agreements designed to limit the Company’s exposure to increases in interest rates. As of September 30, 2011, the Company had two interest rate protection agreements for a total notional value of $176.3 million. Both transactions have the effect of capping the Company’s floating LIBOR interest rate at 4.247% per annum through June 1, 2012. The fair value of these agreements at September 30, 2011, was insignificant. The Company did not elect to use hedge accounting for these derivatives and accounted for them at fair value. Therefore, the nominal gain or loss was included in earnings from continuing operations.

Following the sale of the New York PropCo properties, the Company paid off all the outstanding balances related to the Mortgage and Mezzanine loans in December 2011.

The Company also has other notes payable and capital lease obligations outstanding totaling $0.1 million and $0.8 million at September 30, 2012 and 2011, respectively. These notes are secured by real estate and equipment and bear interest at fixed rates ranging from 6.3% to 7.0%. The capital lease was repaid during May 2012.

The aggregate scheduled maturities of long-term debt for each of the five fiscal years subsequent to September 30, 2012, are $41.6 million in 2013, $145.6 million in 2014, $50.0 million in 2015, $0.0 million in 2016, and $0.0 million in 2017.

11. Subordinated Convertible Debentures

The Company has Subordinated Convertible Debentures (Convertible Debentures) that prior to the Acquisition, were convertible at the option of the holder thereof into shares of Company common stock. As a result of the Acquisition, the subordinated debenture holders no longer have the right to convert the Convertible Debentures to common stock of the Company, but do have the right to redeem the Convertible Debentures for $19.18 cash per share upon their stated maturity (April 1, 2028) or upon acceleration or earlier repayment of the Convertible Debentures. There were no redemptions during the year ended September 30, 2012. During the year ended September 30, 2011, redemptions totaling $0.4 million occurred. Approximately $1.3 million (redemption value) Convertible Debentures remain outstanding at both September 30, 2012 and 2011.

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

12. Operating Leases

The Company and its subsidiaries conduct a significant portion of their operations on leased premises under operating leases which expire at various future dates. Lease agreements provide for fixed minimum payments or contingent payments based upon a percentage of revenue or, in some cases, a combination of both types of arrangements. Certain locations additionally require the Company and its subsidiaries to pay real estate taxes and other occupancy expenses.

Rental expense for all operating leases, along with offsetting rental income from subleases was as follows (in thousands):

	Year Ended September 30
	2012	2011	2010
Rentals:
Minimum	$171,000	$180,299	$187,283
Contingent	44,970	45,083	37,570
Total rent expense	215,970	225,382	224,853
Less sub-lease income	12,842	13,014	12,686
Total rent expense, net	$203,128	$212,368	$212,167

Future minimum rental commitments under operating leases and subleases are as follows (in thousands):

	Fixed	Sub-rental	Net
	Rent	Income	Rent
Year ending September 30:
2013	$142,733	$7,867	$134,866
2014	108,467	6,593	101,874
2015	90,457	4,747	85,710
2016	78,318	4,029	74,289
2017	68,467	3,831	64,636
Thereafter	268,206	22,444	245,762
Total future operating lease commitments	$756,648	$49,511	$707,137

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

13. Income Taxes

The Company adopted the provisions of Accounting Standards Codification (ASC) Topic 740, Income Taxes, related to uncertain tax positions on October 1, 2009. As a result of the adoption, the Company recognized a $10.9 million increase in the liability for unrecognized tax benefits and related interest and penalties. The Company accounted for this liability as a $3.7 million reduction to accumulated deficit, which is net of offsetting deferred tax assets associated with these liabilities. The total amount of unrecognized tax benefits as of September 30, 2012 and 2011, is $6.8 million and $6.9 million, respectively.

As of the years ended September 30, 2012, 2011, and 2010, the Company recognized $0.9 million, $0.3 million and $0.8 million, respectively, of interest and penalties related to the unrecognized tax benefits within the income tax expense line item in the accompanying consolidated statements of operations. A total of $6.0 million and $5.2 million of interest and penalties are included in the Company’s liability for uncertain tax positions as of September 30, 2012 and 2011, respectively.

The Company believes that it is reasonably possible that approximately $6.8 million of its unrecognized tax benefit at September 30, 2012, may be recognized within the next twelve months as a result of the lapse of a state statute of limitations.

The Company is subject to U.S. federal income tax as well as income tax of various state, local, and foreign taxing authorities. With few exceptions, as of September 30, 2012, the Company is no longer subject to U.S., federal, state, local, or foreign examinations by tax authorities for years prior to 2008. However, the federal taxing authorities still have the ability to examine the 2007 tax year as a result of a net operating loss carryback claim filed by the Company in the current year. Any tax assessments made by the federal taxing authorities would be limited to the amount of refund generated from the carryback claim. The tax year 2007 was open as of September 30, 2012.

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

13. Income Taxes (continued)

Income tax benefit from continuing operations consists of the following (in thousands):

	Year Ended September 30
	2012	2011	2010
Current:
Federal	$20,926	$(4,346)	$(5,145)
State	7,844	2,501	2,390
Non-U.S.	618	926	180
Total current tax expense (benefit)	29,388	(919)	(2,575)

Deferred:
Federal	(17,113)	(31,512)	(9,706)
State	(10,050)	(11,521)	(2,883)
Non-U.S.	—	—	—
Total deferred tax benefit	(27,163)	(43,033)	(12,589)
Total income tax expense (benefit) from continuing operations	$2,225	$(43,952)	$(15,164)

Total income taxes are allocated as follows (in thousands):

	Year Ended September 30
	2012	2011	2010
Income tax expense (benefit) from continuing operations	$2,225	$(43,952)	$(15,164)
Income tax expense from discontinued operations	254	1,909	370
Total comprehensive income tax expense (benefit)	$2,479	$(42,043)	$(14,794)

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

13. Income Taxes (continued)

A reconciliation between actual income taxes and amounts computed by applying the federal statutory rate to (loss) from continuing operations before income taxes is summarized as follows (in thousands):

	Year Ended September 30
	2012		2011		2010
U.S. federal statutory rate on loss from continuing operations before income taxes	$(21,283)	35.0%	$(40,302)	35.0%	$(41,264)	35.0%
Valuation allowance on deferred tax assets	25,699	(42.3)	—	—	—	—
State income taxes, including changes in valuation allowance, net of federal tax effect	297	(0.5)	(5,958)	5.2	(1,055)	0.9
Uncertain tax positions	(246)	0.4	(4,094)	3.6	93	(0.1)
Federal credits	(1,244)	2.0	(839)	0.7	—	—
Foreign versus U.S. rate differences	449	(0.7)	—	—	—	—
Goodwill impairment and other permanent items	486	(0.8)	7,397	(6.4)	27,880	(23.6)
Other	(1,933)	3.2	(156)	0.1	(818)	0.7
Income tax expense (benefit) from continuing operations	$2,225	(3.7)%	$(43,952)	38.2%	$(15,164)	12.9%

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

13. Income Taxes (continued)

Sources of deferred tax assets and deferred tax liabilities are as follows (in thousands):

	September 30
	2012	2011
Deferred tax assets:
Accrued expenses	$18,653	$18,739
Allowance for doubtful accounts	375	427
Deferred income	4,346	3,791
Property, equipment, and leasehold improvements	2,823	3,580
Deferred compensation expense	1,923	2,013
Net operating losses	19,759	13,427
Tax credits	2,652	2,755
Deferred tax asset related to uncertain tax positions	6,352	6,701
Intangible assets	921	2,045
Other	4,112	876
Total gross deferred tax assets	61,916	54,354

Deferred tax liabilities:
Deferred tax liabilities associated with partnership interest	(3,032)	(64,805)
Total gross deferred tax liabilities	(3,032)	(64,805)
Valuation allowance on deferred tax assets	(52,870)	(10,625)
Net deferred tax assets (liabilities)	$6,014	$(21,076)

Amounts recognized on the balance sheet consist of:

	2012	2011
Deferred tax asset, current	$3,486	$—
Deferred tax asset, long term	2,528	17,538
Deferred tax liability, current	—	(38,614)
Net deferred tax asset (liability)	$6,014	$(21,076)

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

13. Income Taxes (continued)

As of September 30, 2012, the Company has state and city net operating loss carry forwards of approximately $424 million which expire between 2013 and 2028. Based on prior taxable income, and expected future taxable income, management believes that it is more likely than not that the Company will generate sufficient taxable income to realize deferred tax assets after giving consideration to the valuation allowance. The valuation allowance has been provided for state net operating loss and credit carry forwards for which recoverability is deemed to be uncertain.

14. Stock-Based Compensation

2007 Equity Incentive Plan

In May 2007, Holdings approved the 2007 Equity Incentive Plan (the Plan). Under the Plan, options to purchase shares of Holdings may be granted to officers, employees and directors and non-employees of the Company. A total of 22,627,463 common shares had been reserved for issuance under the Plan. On May 22, 2007, Holdings granted 1.5 million stock options to non-employees for services rendered to the Company over the vesting period. All outstanding options were cancelled on the effective date of the merger as described in Note 2.

Under the Plan, Holdings has granted three types of options: (1) time-based options, (2) performance-based options, and (3) options that vest upon a change of control event, subject to having achieved certain performance targets. The time-based options generally vest over a one to four year period based on continued service during the vesting period. The performance-based awards vest over a four year period based on continued service during the vesting period and upon the Company’s operating results meeting certain pre-established targets. Compensation expense on performance based option awards is recorded based on the probability of achieving the performance targets. All options generally expire ten years after the original date of grant.

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

14. Stock-Based Compensation (continued)

A summary of the stock option activity, exclusive of the Rollover Options discussed below, for the three-year period ended September 30, 2012, is as follows:

			Weighted
		Weighted	Average
		Average	Remaining
	Number	Exercise	Contractual
	of Shares	Price	Term

Outstanding at September 30, 2009	19,466,198	$1.01
Granted	3,179,000	0.90
Exercised	—	—
Forfeited	(6,521,541)	1.00
Expired	—	—
Outstanding at September 30, 2010	16,123,657	0.98	7.3
Granted	7,872,500	0.75
Exercised	—	—
Forfeited	(4,613,384)	0.97
Expired	—	—
Outstanding at September 30, 2011	19,382,773	0.87	7.7
Granted	—	—
Exercised	—	—
Forfeited	(610,422)	0.99
Outstanding at September 30, 2012	18,772,351	0.86	6.8
Nonvested at September 30, 2012	5,853,069	0.75	6.8
Exercisable at September 30, 2012	9,450,667	$0.89	6.8

The estimated weighted average grant date fair value of the options granted is $0.24, $0.26, and $0.32 at September 30, 2012, 2011, and 2010, respectively. The fair value of the options was estimated using the Black-Scholes-Merton option pricing model with the following assumptions: weighted average volatility of 50.6% at September 30, 2012, 49.5% at September 30, 2011, and 47.0% at September 30, 2010, weighted average risk free rate of 2.62%, 3.13%, and 4.13% at September 30, 2012, 2011, and 2010, respectively, and a weighted average expected term of 6.8 years, 7.7 years, and 7.3 years at September 30, 2012, 2011, and 2010, respectively. The

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

14. Stock-Based Compensation (continued)

expected volatility was based on CPC’s historic volatility for a period equal to the expected term of the options as of the grant date with consideration given to the impact of the change in the financial leverage of the Company. The risk free rate represents an amount equal to the rate of a U.S. treasury note with a maturity date corresponding to the expected term of the options. The fair value of the options also considered a 28.2%, 26.4%, and 23.0% discount to the fair value of the underlying shares resulting from post-vesting restrictions at September 30, 2012, 2011, and 2010, respectively. This discount was estimated by using the Black-Scholes model to estimate the fair value of protective put options with similar characteristics and then reducing the fair value of the underlying shares accordingly. At September 30, 2012, options to purchase 9,450,667 shares of common stock were exercisable at a weighted average exercise price of $0.89.

During the year ended September 30, 2012, the Company recognized $0.6 million of compensation expense related to the stock options and recognized a deferred tax expense of $0.2 million. During the year ended September 30, 2011, the Company recognized $0.5 million of compensation expense related to the stock options and recognized a deferred tax expense of $0.2 million. During the year ended September 30, 2010, the Company recognized $0.3 million of compensation expense related to the stock options and recognized a deferred tax expense of $0.1 million. This expense is presented as a component of general and administrative expense. As of September 30, 2012, 2011, and 2010, there was approximately $0.6 million, $1.1 million, and $0.6 million, respectively, of unrecognized compensation costs related to stock options which are expected to be recognized over a period of 3.0 years.

Rollover Options

In May 2007, Holdings approved a plan for certain senior executives to rollover options from the Company prior to the Acquisition to Holdings. Certain options to acquire common stock of the Company were converted into 2,712,809 options in Holdings at the Acquisition date (Rollover Options). As of September 30, 2012 and 2011, 0 and 837,424, respectively, of the Rollover Options granted are outstanding. Such options were fully vested at grant date and carry the same contractual term as the exchanged options. All Rollover Options have an exercise price of $0.25 and a weighted average remaining contractual term of 3.8 years. As the Rollover Options were fully vested at the grant date, no subsequent compensation expense was required to be recognized by the Company related to such options. The fair value of such options was included as a component of the Acquisition purchase price. All outstanding options were paid out subsequent to September 30, 2012, in connection with the merger described in Note 2.

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

14. Stock-Based Compensation (continued)

The estimated weighted average grant date fair value of the Rollover Options granted was $0.62. The fair value of the options was estimated using the Black-Scholes-Merton option pricing model with the following assumptions: weighted average volatility of 47%, weighted average risk free rate of 4.77%, and a weighted average expected term of 6.6 years. The expected volatility was based on the Company’s historic volatility for a period equal to the expected term of the options as of the grant date with consideration given to the impact of the change in the financial leverage of the Company. The risk free rate represents an amount equal to the rate of a U.S. treasury note with a maturity date corresponding to the expected term of the options. The fair value of the options also considered a 21% discount to the fair value of the underlying shares resulting from post-vesting restrictions. This discount was estimated by using the Black-Scholes-Merton model to estimate the fair value of protective put options with similar characteristics and then reducing the fair value of the underlying shares accordingly.

Upon termination of employment, common stock which had been acquired by exercise of any stock options is subject to a call option of Holdings at the fair value of such common stock, except in the instance that a termination for cause occurs, in which case the call option price is the lower of fair value or original exercise price. Furthermore, any common shares issued upon exercise of stock options may not be transferred in the absence of an effective registration statement. During the year ended September 30, 2012, the Company repurchased $0.4 million in rollover stock options from severed employees. During the year ended September 30, 2010, the Company repurchased $0.1 million in rollover stock options from a severed employee.

15. Employee Benefit Plans

The Company has a Profit-Sharing and 401(k) Savings Plan that allows eligible participants to make pretax contributions, receive Company 401(k) match contributions, and participate in discretionary Company profit-sharing contributions. Employees 20 years or older may participate in the Plan after one year of continuous service, if the employee was employed prior to reaching age 65. Participants’ contributions, Company 401(k) match contributions, and earnings thereon immediately vest. Company profit-sharing contributions are 100% vested after five years of continuous service. Company expense associated with this plan was $2.1 million, $2.3 million, and $2.4 million for the years ended September 30, 2012, 2011, and 2010, respectively.

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

15. Employee Benefit Plans (continued)

The Company has agreements with certain former key executives of a previously acquired entity that provide for aggregate annual payments ranging from $32 thousand to $144 thousand per year for periods ranging from 10 years to life, beginning when the executive retires or upon death or disability. Under certain conditions, the amount of deferred benefits can be reduced. Life insurance contracts with a face value of approximately $6.7 million and have been purchased to fund, as necessary, the benefits under these agreements. The cash surrender value of the life insurance contracts is approximately $0.8 million and $0.7 million at September 30, 2012 and 2011, respectively, and is included in other non-current assets. The plan is a non-qualified plan and is not subject to ERISA funding requirements. Compensation costs for the years ended September 30, 2012, 2011, and 2010, were $860 thousand, $565 thousand, and $577 thousand, respectively. At September 30, 2012 and 2011, the Company had recorded a liability in other liabilities of $4.0 million and $4.1 million, respectively, associated with these agreements.

16. Related Parties

The Company entered into a Management Agreement with Kohlberg, Lubert-Adler, and Versa, (the Managers), whereby the Managers will provide certain ongoing management and advisory services to Holdings, their affiliates, and any other subsidiary which the Company may directly or indirectly acquire subsequent to the Acquisition. The Managers will provide advisory and management services which include (1) assisting in developing and implementing corporate and business strategy and planning, (2) arranging debt and equity financings and refinancings; and (3) establishing and maintaining and evaluating banking, legal and other business relationships. Pursuant to the Management Agreement, a transaction fee of $12.0 million was paid by the Company to the Managers at the closing of the Acquisition, of which approximately $2.4 million was allocated to debt issuance costs of the Company.

The Management Agreement includes an annual fee of $1.5 million, as well as out-of-pocket expenses. This agreement was terminated upon the effective date of the merger described in Note 2. Also see Note 6 for a discussion on the Company’s notes receivable to related parties.

The Company has various operating contracts with a related party. These contracts, which are believed to be at market values, totaled $0.7 million, $0.9 million, and $0.9 million for the years ended September 30, 2012, 2011, and 2010, respectively, and are included in cost of parking in the accompanying consolidated statements of operations.

During 2012, the Company issued preferred stock to a former shareholder. This transaction is described in Note 9.

KCPC Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

17. Contingencies

The Company is subject to various legal proceedings and claims, which arise in the ordinary course of its business. In the opinion of management, the ultimate liability with respect to those proceedings and claims will not have a material adverse effect on the financial position or liquidity of the Company, but could have a material effect on the results of operations in a given reporting period. Where the Company believes that a loss is both probable and estimable, such amounts have been recorded in the consolidated financial statements. For other pending or threatened lawsuits management has not yet concluded whether it is at least reasonably possible that the Company will incur a loss upon resolution due to the early stage of the litigation.

Subsequent to September 30, 2012, the Company agreed to settle certain litigation for an aggregate amount of $7.7 million related to claims that existed at September 30, 2012. This amount is included in accrued expenses in the accompanying consolidated balance sheets as of September 30, 2012, and in the results of operations for the period ended September 30, 2012.

18. Subsequent Events

Since September 30, 2012, there have been no significant subsequent events except for the merger described in Note 2 and those mentioned above within these notes to consolidated financial statements. The Company has considered transactions and events through April 1, 2013, the date the report was available for issuance.